Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-264515, 333-284632 and 333-288774) and Form S-8 (File Nos. 333-259216, 333-264019, 333-271051, 333-274143, 333-279333 and 333-286009) of Playboy, Inc. (the “Company”) of our reports dated March 16, 2026, relating to the consolidated financial statements and schedule, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

/s/ BDO USA, P.C.

Los Angeles, California
March 16, 2026